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                                                             EXHIBIT NO. 99.11

                      OPINION OF JAMES R. BORDEWICK, JR.

                                  EXHIBIT 11

                                    [LOGO]

                   MASSACHUSETTS FINANCIAL SERVICES COMPANY
            500 Boylston Street - Boston, Massachusetts 02116-3741

James R. Bordewick, Jr.
Senior Vice President and Associate General Counsel Phone: (617) 954-5182
Fax: (617) 954-7760

                                March 1, 2000

MFS Limited Maturity Fund
A series of MFS Series Trust IX

Ladies and Gentlemen:

I have acted as counsel to MFS Limited Maturity Fund (the "Limited Maturity Fund"), a series of MFS Series Trust IX, a Massachusetts business trust ("Trust IX"), in connection with the Trust's Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission (the "Commission") on or about March 1, 2000 (the "Registration Statement"), with respect to an indefinite number of Shares of Beneficial Interest (no par value) (the "Shares") of the Limited Maturity Fund to be issued pursuant to an Agreement and Plan of Reorganization dated February 17, 2000 by and among MFS Series Trust IX, on behalf of the MFS Limited Maturity Fund, and MFS Series Trust II, a Massachusetts business trust ("Trust II"), on behalf of the MFS Intermediate Income Fund (the "Intermediate Income Fund"), a series of MFS Series Trust II (the "Agreement").

In connection with this opinion, I have examined the following documents:

        (a) the Registration Statement;

        (b) the Agreement;

        (c) a certificate of the Secretary of State of The Commonwealth of Massachusetts as to the existence of Trust IX;

        (d) copies of the MFS Series Trust IX's Declaration of Trust and of all amendments thereto on file in the office of the Secretary of State; and

        (e) Trust IX's Amended and Restated By-Laws and certain votes of the Trustees of Trust IX.

In such examination, I have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by me as copies, the authenticity and completeness of all original documents reviewed by me in original or copy form and the legal competence of each individual executing any document. I have also assumed, for the purposes of this opinion, that the Agreement, in substantially the form reviewed by me, is duly executed and delivered by the parties thereto and that all of the conditions set forth in "Information About the Reorganization-Agreement and Plan of Reorganization" in the Registration Statement shall have occurred prior to the issuance and sale of the Shares.

This opinion is based entirely on my review of the documents listed above. I have made no other review or investigation of any kind whatsoever, and I have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the laws of The Commonwealth of Massachusetts (other than the Massachusetts Uniform Securities Act, as to which I express no opinion) as applied by courts in such Commonwealth.

I understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is my opinion that the Shares, when issued and sold in accordance with the Registration Statement, the Agreement and Trust IX's Declaration of Trust and By-laws, will be legally issued, fully paid and non-assessable, except that shareholders of Trust IX may under certain circumstances be held personally liable for the Trust's obligations.

A copy of Trust IX's Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts. I note specifically that the obligations of or arising out of the Agreement are not binding upon any of Trust IX's trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of Trust IX in accordance with its interest under the Agreement. I further note that the assets and liabilities of each series of Trust IX, such as the MFS Limited Maturity Fund, are separate and distinct and that the obligations of or arising out of the Agreement are binding solely upon the assets or property of the MFS Limited Maturity Fund.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/ James R. Bordewick, Jr.

                                            James R. Bordewick, Jr.

                                            JRB/kmm